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                                                                    EXHIBIT 23.1


            CONSENT OF KPMG ACCOUNTANTS N.V., INDEPENDENT AUDITORS


The Board of Directors
Rakepoll Holding B.V.


We consent to the inclusion of our report dated 15 October 1996, with respect to the combined balance sheet of Rakepoll Holding B.V. and subsidiaries as of 31 December 1995 and 1994, and the related combined statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended 31 December 1995, which report appears in the Form 8-K of Gensia Sicor Inc. dated 28 February 1997.

Rotterdam, 14 March 1997

/s/ KPMG Accountants N.V.
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KPMG Accountants N.V.